Exhibit 99.2

THE HIGH POINT SYSTEM

Report of Independent Registered Public Accounting Firm

To the Parent of
High Point Gas Transmission, LLC and High Point Gas Gathering, LLC

We have audited the accompanying combined balance sheets of High Point Gas Transmission, LLC and High Point Gas Gathering, LLC (the “Company”) as of December 31, 2012 and 2011, and the related combined statements of operations, changes in parent's equity and cash flows for each of the two years in the period ended December 31, 2012. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Company as of December 31, 2012 and 2011, and the combined results of their operations and their cash flows for each of the two years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY LLP
Houston, Texas
June 28, 2013

 THE HIGH POINT SYSTEM
COMBINED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2013	2012	2011
	(unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$4,117	$703	$57
Trade accounts receivable, accrued revenue and other receivables, net	4,024	2,805	205
Due from affiliate	700	213	1,994
Gas imbalances	—	540	237
Prepaids and other current assets	2,168	2,516	—
Total current assets	11,009	6,777	2,493
Property and equipment
Gas pipelines and gas gathering systems	85,864	85,707	7,693
Other property and equipment	531	481	—
	86,395	86,188	7,693
Accumulated depreciation	(3,601)	(2,532)	(1,002)
Property and equipment, net	82,794	83,656	6,691
Other assets
Restricted cash	1,000	1,000	—
Deferred financing costs, net	140	148	—
Total assets	$94,943	$91,581	$9,184
LIABILITIES AND NET PARENT EQUITY:
Current liabilities
Accounts payable and accrued liabilities	$1,563	$1,428	$110
Gas imbalances	797	—	—
Notes payable	1,290	1,651	—
Other current liabilities	1,302	453	—
Total current liabilities	4,952	3,532	110
Long-term liabilities
Long-term debt under credit facilities	20,000	20,000	—
Asset retirement obligations	25,732	25,561	—
Total long-term liabilities	45,732	45,561	—
Commitments and contingencies (Note 9)
Net parent equity	44,259	42,488	9,074
Total liabilities and net parent equity	$94,943	$91,581	$9,184
See accompanying notes to the combined financial statements.

 THE HIGH POINT SYSTEM
COMBINED STATEMENTS OF OPERATIONS
(in thousands)

	Three months ended March 31,		Year ended December 31,
	2013	2012	2012	2011
	(unaudited)
REVENUE
Regulated	$5,509	$—	$3,075	$—
Unregulated	2,318	350	2,109	1,974
Total revenue	7,827	350	5,184	1,974
COSTS AND EXPENSES
Transportation and gas purchase costs	2,856	40	698	95
General and administrative expenses	2,144	242	4,419	1,518
Depreciation	1,068	177	1,124	511
Accretion of asset retirement obligation	171	—	118	—
Structuring fees	—	—	2,305	—
Total costs and expenses	6,239	459	8,664	2,124
Operating income (loss)	1,588	(109)	(3,480)	(150)
Other (expense) income
Interest expense	(129)	(5)	(94)	(27)
Other income	75	—	46	106
Total other (expense) income	(54)	(5)	(48)	79
Net income (loss)	$1,534	$(114)	$(3,528)	$(71)

See accompanying notes to the combined financial statements.

THE HIGH POINT SYSTEM
COMBINED STATEMENT OF CHANGES IN
NET PARENT EQUITY
(in thousands)

Total
Balance at January 1, 2011	$8,782
Contributions	363
Net loss	(71)
Balance at December 31, 2011	9,074
Contributions	36,942
Net loss	(3,528)
Balance at December 31, 2012	42,488
Contributions (unaudited)	237
Net income (unaudited)	1,534
Balance at March 31, 2013 (unaudited)	$44,259
See accompanying notes to the combined financial statements.

 THE HIGH POINT SYSTEM
COMBINED STATEMENTS OF CASH FLOWS
(in thousands)

	Three months ended March 31,		Year ended December 31,
	2013	2012	2012	2011
	(unaudited)
Cash flows from operating activities
Net income (loss)	$1,534	$(114)	$(3,528)	$(71)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,068	177	1,124	511
Accretion of asset retirement obligation	171	—	118	—
Amortization of deferred financing costs	8	—	3	—
Changes in operating assets and liabilities:
Trade accounts receivable, accrued revenue and other receivables, net	(1,219)	28	(2,600)	275
Due from affiliate	(487)	88	1,781	(1,167)
Gas imbalances	1,337	6	(303)	(209)
Prepaids and other current assets	(13)	—	(865)	45
Accounts payable and accrued liabilities	984	(77)	1,771	119
Net cash provided by (used in) operating activities	3,383	108	(2,499)	(497)
Cash flows from investing activities:
Restricted cash	—	—	(1,000)	—
Acquisition of gas pipelines, net	(156)	6	(51,036)	(45)
Other property and equipment	(50)	—	—	—
Net cash flows (used in) provided by investing activities	(206)	6	(52,036)	(45)
Cash flows from financing activities:
Proceeds from long-term debt	—	—	20,000	—
Contributions	237	—	35,332	363
Debt issue costs	—	—	(151)	—
Net cash flows provided by financing activities	237	—	55,181	363
Net increase in cash and cash equivalents	3,414	114	646	(179)
Cash and cash equivalents at beginning of period	703	57	57	236
Cash and cash equivalents at end of period	$4,117	$171	$703	$57

Non-cash activities
Asset retirement obligation	$—	$—	$25,443	$—
Step up asset contribution	$—	$—	$1,610	$—
Financed insurance premiums	$—	$—	$1,651	$—
See accompanying notes to the combined financial statements.

THE HIGH POINT SYSTEM
NOTES TO COMBINED FINANCIAL STATEMENTS

1.	Organization and Basis of Presentation

Nature of Business

High Point Energy, LLC ("HPE"), a Texas Limited Liability Company, owned 100% of High Point Gas Gathering, LLC, ("HPGG"), a Texas Limited Liability Company formed in 2010 and operated a non-regulated natural gas gathering system located in St. Bernard & Plaquemines Parishes, Louisiana during 2011 and 2012. Effective November 1, 2012, the ownership interest of HPGG was transferred to a new formed entity High Point Infrastructure Partners, LLC ("HPIP"), a Delaware Limited Liability Company, a subsidiary of HPE and ArcLight Capital Partners, LLC ("ArcLight"), in exchange for a 20.1% ownership interest in HPIP. This transaction resulted in a change in control and, accordingly, HPIP used the acquisition method of accounting to reflect this transaction. HPGG became a wholly-owned subsidiary of HPIP. Concurrently, HPIP formed another subsidiary High Point Gas Transmission, LLC, ("HPGT"), a Delaware Limited Liability Company. HPIP either directly or through its two subsidiaries, acquired transmission and gas gathering assets from Southern Natural Gas Company, LLC ("SONAT") on November 1, 2012 (See Note 3). HPGT and HPGG (together referred to as the "High Point System", "High Point" or the "Company") are both 100% owned subsidiaries of HPIP.

On April 15, 2013, HPIP contributed High Point to American Midstream Partners, LP (the "Partnership") in a business combination in which ArcLight acquired 90% of American Midstream GP, LLC, the general partner of the Partnership, and 100% of the subordinated units of the Partnership from AIM Midstream Holdings, LLC, an affiliate of American Infrastructure MLP Funds, LP (See Note 12).

Basis of Presentation

To reflect the continuity of the business from January 1, 2011 through December 31, 2012, the financial statements presented reflect the operations of HPGG from January 1, 2011 through October 31, 2012 and the combined operations of HPGG and HPGT from November 1, 2012 through December 31, 2012. The effect of accounting adjustments due to the acquisition method of accounting due to contribution of HPGG to HPIP have an immaterial impact on the combined financial statements. These combined financial statements and notes thereto were prepared for the purpose of complying with Securities and Exchange Commission rules and regulations, including but not limited to Regulation S-X, Article 3.

These combined financial statements include the accounts of High Point and have been prepared in accordance with accounting principles generally accepted in the United States of America. The combined financial statements were prepared from the separate records maintained by HPIP and HPE and include allocations of certain expenses (see Note 11) and may not be indicative of the conditions that would have existed, or the results of the operations, if High Point had operated as an unaffiliated entity. In lieu of owner's equity, net parent equity is presented in the combined financial statements because a direct ownership relationship did not exist among all the various assets of the High Point System. The combined financial statements include the financial position, results of operations and cash flows of High Point. All intercompany accounts and transactions are eliminated. In the opinion of management, all adjustments have been reflected that are necessary for a fair presentation of the combined financial statements.

2.	Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Some of the significant estimates made by management include, but are not limited to, allowances for doubtful accounts, the fair value of acquired net assets, useful lives for depreciation and amortization and asset retirement obligations. Although management believes the estimates are appropriate, actual results could differ from those estimates.

Cash and Cash Equivalents

High Point defines cash and cash equivalents as cash on hand, cash in bank accounts, and highly liquid investments with original maturities of three months or less.

Restricted Cash

Restricted cash includes cash that is restricted under the terms of the Sale and Purchase Agreement between HPGT and SONAT (see Note 3). Per the Sale and Purchase Agreement, HPGT shall establish security for the benefit of SONAT against any potential secondary obligations relating to the abandonment of the assets imposed on SONAT by applicable regulatory authorities after the sale. The restricted cash account is established, held, and maintained by UBS. As of March 31, 2013 (unaudited) and December 31, 2012, the account totaled $1.0 million.

Concentrations of Credit Risk

Financial instruments that potentially subject High Point to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. High Point places its cash and cash equivalents with high-quality institutions. At times, such balances may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limit. High Point derives its revenue from customers primarily in the natural gas industry. The natural gas industry concentrations have the potential to impact High Point's overall exposure to credit risk, either positively or negatively, in that its customers could be affected by similar changes in economic, industry or other conditions. However, High Point believes that the credit risk posed by this industry concentration is offset by the creditworthiness of their customer base. High Point's portfolio of accounts receivable is comprised primarily of mid-size to large domestic corporate entities. To mitigate credit risks related to our accounts receivable, we have in place a credit review process.  High Point closely monitors market conditions to make a determination with respect to the amount, if any, of credit to be extended to any given customer.

Accounts Receivable

Accounts receivable are recorded at amounts billed to customers. Credit is extended based on an evaluation of a customer's financial condition and generally, collateral is not required. Amounts which are outstanding longer than the contractual or statutory terms are considered past due. If necessary, an allowance for doubtful accounts is established based on management's assessment of the collectability of customer accounts. Management's assessment is based on the overall creditworthiness of High Point's customers and specific disputes, if any. As of March 31, 2013 (unaudited) and December 31, 2012 and 2011, based on management's assessment of collectability, High Point did not establish an allowance for doubtful accounts.

Linepack and Base Gas

Base gas in pipelines High Point owns is recorded as part of our pipeline assets at historical cost. High Point classifies as base gas the proportionate share of gas used to fill a pipeline that High Point owns such that when an incremental cubic foot is pumped into or enters a pipeline it forces an equivalent amount of product out at another location. Base gas was valued at $1.1 million (unaudited), $1.1 million and nil as of March 31, 2013, December 31, 2012 and 2011, respectively.

Linepack in pipelines High Point owns is recorded at the lower the cost or market. High Point classifies as linepack the incremental volumes over base gas. Linepack was approximately $493,000 (unaudited), $210,000 and nil as of March 31, 2013, December 31, 2012 and 2011, respectively, and is included under prepaid and other current assets in the balance sheet.

Property and Equipment

Property and equipment is recorded at acquisition fair value or cost, net of any accumulated depreciation. High Point charges repairs and maintenance expense against income when incurred and capitalizes renewals and betterments that extend the useful life or expand the capacity of the existing assets. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives (ranging from 7 to 25 years) of the respective assets. Additionally, High Point capitalizes certain costs directly related to the construction of assets including internal direct labor costs and interest. The cost of property and equipment sold, or otherwise disposed of, and the related accumulated depreciation is removed from the accounts, and any gain or loss is reflected in current operations.

High Point reviews its long-lived assets for impairment at least annually or upon the occurrence of events or changes in circumstances that indicate that the carrying amount of such assets may not be recoverable. Management considers various factors or changes when determining if these assets should be evaluated for impairment, including, but not limited to:

•	significant adverse change in legal factors or in the business climate;

•	current, continuing and projected operating losses associated with the use of long-lived assets;

•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;

•	significant adverse changes in the extent or manner in which an asset is used or in its physical condition;

•	a significant change in the market value of an asset; or

•	a current expectation that, more likely than not, an asset will be sold or otherwise disposed of before the end of its estimated useful life.

High Point compares the net book value of gas pipelines and gathering systems to estimated undiscounted future net cash flows using management's expectations. If net book value of gas pipelines and gathering systems exceed estimated undiscounted future net cash flows, the carrying value of such assets is reduced to fair value as assessed by management using commonly accepted techniques, and may use more than one method, including but not limited to recent comparable sales information and analysis from outside advisors. Impairment would be measured as the difference between the assets fair value and its carrying value. At March 31, 2013 (unaudited), December 31, 2012 and 2011, no impairment was recorded.

Asset Retirement Obligation

High Point follows Financial Accounting Standards Board (“FASB”) ASC 410, Asset Retirement and Environmental Obligations. ASC 410 requires that an asset retirement obligation (“ARO”) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which a legal obligation is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset. The cost of the tangible asset, including the initially recognized ARO, is depreciated such that the cost of the ARO is recognized over the useful life of the asset. The ARO is recorded at fair value, and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash outflows discounted at the Company's credit-adjusted risk-free interest rate. Inherent in the fair value calculation of ARO are numerous assumptions and judgments, including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and gas pipeline balance.

Revenue Recognition

High Point's sales revenue from natural gas transmission and gathering are recognized in the period when the physical product is delivered to the customer at the published tariff rate for transmission sales or the contractually agreed-upon pricing for gathering sales.

Gas transportation service that has been rendered but that has not yet been billed and paid is recorded as accrued revenue as the services are provided. Counterparties are invoiced on a monthly basis for the prior month's activity.

Gas Imbalances

Gas imbalances represent the difference between customer nominations and actual gas receipts from, and gas deliveries to, our interconnecting pipelines and shippers under various operational balancing and shipper imbalance agreements. We value gas imbalances due to or due from interconnecting pipelines at the lower of cost or market.  Natural gas imbalances are either settled in cash or made up in-kind subject to the pipelines' various tariff provisions.  Our gas imbalance was a payable of approximately $797,000 (unaudited), and a receivable of approximately $540,000 and $237,000 as of March 31, 2013, December 31, 2012 and 2011, respectively.

Income Taxes

The Company is not a tax paying entity and its pro rata share of income, losses, and tax credits are reported by its members on their individual Federal income tax returns. Therefore, no provision for Federal income taxes is made in the accompanying combined financial statements.

High Point follows guidance issued by the FASB regarding accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax position is required to meet before being recognized in the combined financial statements and applies to all income tax positions. Each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities.

If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the combined financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement.

The income tax position taken by High Point for any years open under the various statutes of limitations is that the Company continues to be exempt from income taxes by virtue of its pass through entity status. Management believes this tax position meets the more-likely-than-not threshold and, accordingly, the tax benefit of this income tax position (no income tax expense or liability) has been recognized for the period presented.

High Point believes that there are no tax positions taken or expected to be taken that would significantly increase or decrease unrecognized tax benefits within 12 months of the reporting date. None of High Point's federal or state income tax returns are currently under examination by the Internal Revenue Service (“IRS”) or state authorities. Fiscal year 2009 and forward remains subject to examination by the IRS and respective states.

Under state of Texas laws enacted in 2006, High Point is subject to the Texas margin tax. As of March 31, 2013 (unaudited) and December 31, 2012 and 2011, High Point did not owe any margin tax and, therefore, a provision was not recorded.

Fair Value of Financial Instruments

We employ a hierarchy which prioritizes the inputs we use to measure recurring fair value into three distinct categories based upon whether such inputs are observable in active markets or unobservable. We classify assets and liabilities in their entirety based on the lowest level of input that is significant to the fair value measurement. Our methodology for categorizing assets and liabilities that are measured at fair value pursuant to this hierarchy gives the highest priority to unadjusted quoted prices in active markets and the lowest level to unobservable inputs as outlined below:

•	Level 1 – Inputs represent unadjusted quoted prices in active markets for identical assets or liabilities;

•	Level 2 – Inputs include quoted prices for similar assets and liabilities in active markets that are either directly or indirectly observable; and

•	Level 3 – Inputs are unobservable and considered significant to fair value measurement.

The estimated fair value of cash and cash equivalents, accounts receivable and accounts payable approximate their carrying values due to their short-term nature. The carrying amount of borrowings outstanding under High Point's credit facilities approximate fair value because the instruments bear interest at variable market rates. The current conditions for acquiring financing are comparable to those in existence at the time the existing financing was obtained.

High Point has not entered into any risk management financial instruments. As of March 31, 2013 (unaudited) and December 31, 2012 and 2011, High Point did not have any open commodity derivative positions.

Employee Benefits

High Point provides a portion of medical, dental and other healthcare benefits to employees. High Point also provides a 401(k) savings plan which covers all employees. High Point provided a matching contribution for employee contributions to their 401(k) accounts, which vest immediately, and were immaterial for all periods presented. High Point has no pension obligations or other post-employment benefits.

3.	Acquisition

On November 1, 2012, HPGT completed an acquisition of assets located in Louisiana and offshore of Louisiana from SONAT for an aggregate consideration of approximately $49.3 million. The assets acquired primarily included 604 miles of on and offshore natural gas pipeline, four offshore platforms, 68 active receipt points and 25 active delivery points, associated Real Property Interests or Right of Way (“ROW”) and base gas. HPGT recognized an asset retirement obligation of $25.4 million with an offsetting cost of the related long-lived assets.

The following table summarizes the preliminary purchase price allocation of the assets acquired and liabilities assumed as of the acquisition date (in thousands):

Transmission and gathering pipelines	$74,020
Base gas	1,108
Vehicles and boats	314
Real estate taxes	(668)
Asset retirement obligations	(25,443)
Total consideration	$49,331

The fair value of the transmission and gathering pipelines and vehicles and boats were estimated by applying a combination of the cost and market approaches. These fair value measurements are based on significant inputs not observable in the market and thus represent a Level 3 measurement as defined by ASC 820. Primarily using the cost approach, the fair value estimates are based on i) a replacement cost new methodology and ii) deducted for the various forms of depreciation.

Results of operations for this acquisition are included in the accompanying statements of operations from the acquisition date forward.

4.	Property and equipment

Property and equipment, and estimated lives, consist of the following at March 31, 2013 (unaudited) and December 31, 2012 and 2011, respectively (in thousands):

	Useful Lives in Years	March 31, 2013	December 31, 2012	December 31, 2011
Gas pipelines and gathering system	7-25	$58,652	$58,645	$7,182
Pipeline asset retirement costs	25	25,443	25,443	—
Base gas	N/A	1,108	1,108	—
Real property interests	22	511	511	511
Other property and equipment	5	681	481	—
Accumulated depreciation		(3,601)	(2,532)	(1,002)
		$82,794	$83,656	$6,691

Depreciation expense was $1,068,000 (unaudited) and $177,000 (unaudited) for the three months ended March 31, 2013 and 2012, respectively, and $1,124,000 and $511,000 for the years ended December 31, 2012 and 2011, respectively.

5.	Regulation

HPGT is a regulated pipeline system that is 100% owned by HPIP. On a regular basis, High Point considers all factors to evaluate its continued application of the provisions of ASC 980, Regulated Operations such as potential deregulation; anticipated changes from cost-based ratemaking to another form of regulation; increasing competition that limits their ability to recover costs; and regulatory actions that limit rate relief to a level insufficient to recover costs.

Since the acquisition of HPGT on November 1, 2012, there have been no events that would limit HPGT's ability to recover its costs.

6.	Asset Retirement Obligations

Some of our assets related to our regulated segment have regulatory obligations to perform remediation and, in some instances, dismantlement and removal activities when the assets are abandoned. These asset retirement obligations include varying levels of activity including disconnecting inactive assets from active assets, cleaning and purging assets, and in some cases, completely removing the assets and returning the land to its original state. These assets have been in existence for many years and with regular maintenance will continue to be in service for many years to come. It is not possible to predict when demand for these transmission services will cease, and we do not believe that such demand will cease for the foreseeable future. A portion of our regulatory obligations is related to assets that we plan to take out of service.

The following table is a reconciliation of the asset retirement obligations (in thousands):

Asset retirement obligation at December 31, 2011	$—
Liabilities acquired	25,443
Accretion expense	118
Asset retirement obligation at December 31, 2012	$25,561

7.	Notes Payable

On November 1, 2012, High Point financed its insurance premiums with a third party. Interest on the note is 4% annually and matures September 1, 2013. At March 31, 2013 and December 31, 2012, the outstanding balance was $1.3 million (unaudited) and $1.7 million, respectively.

8.	Long-term Debt

On December 10, 2012, High Point entered into a revolving credit agreement with a Citibank, N.A., as administrative agent and other lenders thereto, to provide a credit facility with a maximum borrowing capacity of $30 million. Outstanding loans under the credit facility mature on December 10, 2017. Available funds under the credit agreement may be used to pay fees, expenses and other debt transaction costs; to fund working capital needs; capital expenditures; permitted acquisition expenditures and for general corporate purposes. The obligations under the revolving credit agreement are collateralized by all assets owned by High Point and its subsidiaries and all future assets acquired.

As of March 31, 2013 (unaudited) and December 31, 2012, High Point had $20 million in outstanding loans under the revolving credit facility.

Amounts outstanding under the credit agreement bear interest at a floating rate (either LIBOR or an Alternate Base Rate (ABR), at High Point's option) plus a margin. The applicable interest margin is determined based on High Point's leverage ratio per financial statements. The applicable interest margin ranges from 2.25% to 3.50% for Eurodollar borrowing and 1.25% to 2.50% for an ABR borrowing. In addition, High Point pays a 0.50% commitment fee based on the applicable margin above on undrawn amounts. Interest payments on ABR loans are due and payable quarterly through the date of maturity of the loan. Interest payments on Eurodollar loans are due and payable on the last day of the interest period applicable to the specific borrowing. For the three months ended March 31, 2013 and for the year ended December 31, 2012, High Point accrued interest totaling approximately $109,000 and $31,000, respectively and paid commitment fees of $13,000 and $3,000, respectively.

Under the terms of the credit agreement, High Point is subject to affirmative and negative covenants, with which High Point is in compliance as of March 31, 2013 (unaudited) and December 31, 2012. Subject to prior notice, High Point can make voluntary prepayments of amounts outstanding under the credit agreement, in whole or in part without premium or penalty, subject to certain minimums, as defined. Certain mandatory prepayments are required to be made upon the occurrence of defined events.

The credit agreement contains events of default which are customary for this type of financing. As of March 31, 2013 (unaudited) and December 31, 2012, no default occurred.

9.	Commitments and contingencies

Commitments

High Point leases office space in Houston, TX and certain office equipment under non-cancelable long-term operating leases in both Louisiana and Texas. Insurance and routine maintenance are High Point's responsibility and are recorded in the combined statement of operations as incurred. The lease office space contract was signed by High Point Energy, LLC, but the monthly lease payment and lease operating expenses are paid by the Company. The assignment of the lease agreements to High Point is expected to occur in the second half of 2013.

Lease operating expense was $48,000 (unaudited) and nil (unaudited) for the three months ended March 31, 2013 and 2012, respectively, and $69,000 and $nil for the years ended December 31, 2012 and 2011, respectively.

Future minimum lease payments for all non-cancelable operating leases as of December 31, 2012 are as follows (in thousands):

2013	$175
2014	301
2015	309
2016	313
2017	319
Thereafter	827
$2,244

Litigation

From time to time, High Point may be a party to various legal and/or regulatory proceedings incidental to its business. Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against High Point from time to time. High Point cannot predict with certainty the outcome or effect of the pending matters. However, in the opinion of management, such pending matters, if any, would not have a significant effect on the financial position or results of operations of High Point.

Environmental Matters

Pipelines are subject to stringent and complex federal, state, and local laws and regulations governing environmental protection, including air emissions, water quality, wastewater discharges and solid waste management. Such laws and regulations generally require natural gas pipelines to obtain and comply with a wide variety of environmental registrations, licenses, permits and other approvals. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and/or criminal penalties, the imposition of remedial requirements and/or the issuance of orders enjoining future operations.

High Point does not anticipate that costs of compliance with existing environmental laws and regulations will have a material adverse effect upon our financial position, results of operations or cash flows. Environmental laws and regulations, however, are subject to change. The trend in environmental regulation is to increase protection of the environment and reduce instances of human exposure to hazardous materials or pollutants.

As of March 31, 2013 (unaudited), December 31, 2012 and 2011, High Point has not accrued any environmental liabilities; therefore, it has not established an environmental reserve with respect to any environmental matters.

10.	Net parent equity

HPIP is responsible for the income tax or benefit associated with its share of High Point's taxable income or loss.

The parents contributed capital in the form of cash, property and payments made on behalf of High Point for certain acquisitions and working capital. For the three months ended March 31, 2013 and for the years ended December 31, 2012 and 2011, contributions were $237,000 (unaudited), $36.9 million and $363,000, respectively.

11.	Related party transactions

HPE provided the Company with certain general and administrative services such as finance, human resources, legal, insurance, technology systems, and other administrative services. The stand-alone financial statements of HPGG and the combined financial statements of HPGT and HPGG reflect expenses which were allocated based on specific identification of costs. The allocation is reflected in administrative, selling and operating expenses and was nil (unaudited) and approximately $36,000 (unaudited) for the three months ended March 31, 2013 and 2012, respectively and nil and approximately $363,000 for the years ended December 31, 2012 and 2011, respectively. Management believes that the methodologies used to allocate expenses for the services described above are reasonable. However, the Company's expenses as a stand-alone may be different from those reflected in the consolidated financial statements.

Professional Services Agreements

On November 1, 2012, High Point entered into separate Professional Services Agreement with Consolidated Asset Management Services LLC (“CAMS”), a company in which ArcLight and HPE (parents of HPIP) hold an ownership interest.

Under the agreement, CAMS provides project administration, treasury, accounting and tax services and act on behalf of HPGT and HPGG as an authorized representative with respect to certain matters related to the ongoing administration and management of the assets. High Point paid CAMS a monthly management fee of approximately $50,000, which is adjusted annually based on the consumer price index, and reasonable out-of-pocket expenses.

High Point incurred management fees of approximately $271,000 (unaudited) and $111,000 for the three months ended March 31, 2013 and two months ended December 31, 2012, respectively.

High Point Energy, LLC. Transactions

HPE funded High Point's payroll and certain operating costs of approximately $449,000 and $603,000 (unaudited) from November 1, 2012 through December 31, 2012 and for the three months ended March 31, 2013, respectively. This activity has been reflected as an obligation netted in Due from affiliates on the combined balance sheet as of December 31, 2012 and subsequently paid in February 2013.

As of March 31, 2013 and December 31, 2012, HPE owed High Point approximately $662,000 associated with the SONAT acquisition, which was subsequently paid in April 2013.

Both balances are included in Due from affiliate in the balance sheet as of March 31, 2013 (unaudited) and December 31, 2012.

On November 1, 2012, High Point paid HPE a $700,000 management fee and an $800,000 structuring fee.

12.	Subsequent events

On April 15, 2013, HPIP contributed High Point to the Partnership in a business combination in which ArcLight acquired 90% of American Midstream GP, LLC, the general partner of the Partnership, and 100% of the subordinated units of the Partnership from AIM Midstream Holdings, LLC, an affiliate of American Infrastructure MLP Funds, LP. The transaction resulted in a change of control of American Midstream. At the time of the contribution, all of the outstanding loans under the revolving credit facility were paid in full.

The Company has evaluated subsequent events through June 28, 2013, the date the combined financial statements were available to be issued.